EXHIBIT 99.1

Liberty Global To Host Investor Meeting
In Zurich, Switzerland
Denver, Colorado — March 9, 2007: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) will be hosting an Investor Meeting on Wednesday, March 14, 2007 at 12:30pm CET in Zurich, Switzerland. To attend the meeting in person, please register in advance at www.lgi.com. For those who cannot attend in person, you may participate via webcast or by telephone. Liberty Global expects to comment on its guidance for 2007 and provide other forward-looking information.
A live, listen-only webcast will be available within the Investor Relations section of our website, www.lgi.com, or you may participate by telephone using the following numbers:

(800) 638-5439 (617) 614-3945 91545676	Domestic International Passcode
It is anticipated that the webcast will be archived in the Investor Relations section of our website for at least 75 days. Replays of the teleconference will be available for approximately one week after the completion of the live Investor Meeting on March 14, 2007. The replay numbers are:

(888) 286-8010	Domestic
(617) 801-6888	International
77438472	Passcode
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet access services to connect its customers to the world of entertainment, communications and information. As of December 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 14 million customers in 16 countries (excluding Belgium) principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447